Exhibit 10.31

Loan No. 23091501R

AMENDED AND RESTATED
COLLATERALIZED LINE OF CREDIT

Fixed Rate | 1-Year Term

THIS LOAN HAS A BALLOON FEATURE AND IS NOT FULLY AMORTIZED. AT MATURITY, BORROWER MUST REPAY THE ENTIRE REMAINING PRINCIPAL BALANCE OF THE LOAN AND ANY UNPAID FEES/CHARGES AND ACCRUED INTEREST THEN DUE. HOLDER IS UNDER NO OBLIGATION TO REFINANCE THIS LOAN AT THAT TIME. THEREFORE, BORROWER WILL BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS OWNED OR WILL HAVE TO FIND A LENDER, WHICH MAY BE THE HOLDER UNDER THIS NOTE, WILLING TO LEND THE NECESSARY FUNDS. IF BORROWER REFINANCES THIS LOAN AT MATURITY, BORROWER MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN, EVEN IF REFINANCING IS OBTAINED FROM THE SAME HOLDER.

April 26, 2024

(“Effective Date”)

GLOBAL DIGITAL HOLDINGS, INC., a Georgia profit corporation

(“Borrower”)

1.	PRINCIPAL

In return for a collateralized line of credit that Borrower has been extended by TRAILHEAD GROWTH, LP, a Delaware limited partnership (“Holder”), in the maximum amount of Seven Hundred Thousand & 00/100 U.S. Dollars (U.S. $700,000.00) (the “Principal”), by this promissory instrument (this “Note”) Borrower promises to pay all advanced Principal, plus any and all fees/charges and accrued interest thereon, each as hereinafter provided, to Holder. Upon Borrower’s written request to Holder (utilizing and in accordance with the form of Principal Advance Request, attached hereto as Exhibit A), Holder will advance to Borrower the Principal, or an appropriate portion thereof (each, a “Principal Advance”), from time to time as the case may be, beginning on the Effective Date until the date which is ninety (90) calendar days following the Effective Date, at which time Holder will no longer have any obligation to advance to Borrower any then unadvanced Principal. The amount of each Principal Advance and the date thereof shall be set forth on Schedule 1, attached hereto and incorporated herein by reference thereto, which may be properly updated, from time to time, by Holder.

2.	INTEREST

Interest will begin accruing on advanced Principal on the date Holder advances to Borrower such Principal, from time to time as the case may be, as set forth on Schedule 1. Interest will be charged on all advanced, unrepaid Principal under this Note at an annual rate of six percent (6.000%) until the full amount of such Principal has been repaid. Interest will not be charged on any unadvanced Principal available for advance under this Note. The rate of interest required by this Section 2 above is the rate Borrower will pay before any default described in this Note and/or any other Loan Documents; after any such default, Borrower will pay default interest at an annual rate of eighteen percent (18.000%). Interest under this Note will be calculated on the basis of a 360-day year, consisting of twelve (12) months of thirty (30) days each (i.e., a 30/360 basis); any and all proration calculations under this Note will be based on the 360-day per diem multiplied by the actual number of days elapsed during the period measured.

3.	PAYMENTS

(A)	Time, Amount and Manner of Payments

Payments comprised of Principal and interest will be due from Borrower under this Note beginning sixty (60) calendar days following the initial Principal Advance by Holder to Borrower, as shall be evidenced by Principal Advance Request #1, and will continue on the final business day of every consecutive thirty (30) calendar day period for the duration of this Note. Said payments due under this Note shall be paid in arears for and corresponding to the immediately preceding thirty (30) calendar day period, and shall be calculated in respect of each such payment based on the outstanding Principal balance as of the final calendar day of such period immediately preceding the due date of each such payment, at a full amortization of such outstanding Principal balance beginning as of the due date of each such payment and ending on the Maturity Date. A schedule of the fully amortized monthly payments made and due in respect of this Note, reflecting the Principal and interest portions thereof, shall be attached hereto as Schedule 2 and incorporated herein by this reference thereto, which may be properly updated, from time to time, by Holder. Borrower will make any and all payments under this Note, which includes any Prepayments and final payment due upon the Maturity Date of this Note, in the form of electronic funds transfer, certified check or money order payable to Holder at the address set forth in Section 7(B) of this Note, or at a different place if directed by Holder in writing.

(B)	Loan Maturity

If on the date which is three hundred and sixty (360) calendar days following the first Principal Advance under this Note (the “Maturity Date”) Borrower still owes any amounts under this Note, Borrower will immediately pay all such amounts to Holder, for the benefit of Holder.

4.	PREPAYMENTS

A payment of Principal only is known as a “Prepayment.” Borrower has the right to make payments of Principal at any time before they are due without paying any Prepayment charge. When Borrower makes a Prepayment, Borrower must notify Holder in writing of Borrower’s intent to prepay. Holder will use any and all such Prepayment(s) to reduce the amount of Principal that Borrower then owes under this Note; provided, however, Holder may apply any such Prepayment(s) to the accrued and unpaid fees/charges and interest before applying the Prepayment to reduce the Principal amount due under this Note. Unless otherwise agreed to in writing by Holder, no Prepayment will alter the date of any future payment due under this Note.

5.	FAILURE TO PAY

(A)	Late Charge for Overdue Periodic Payments

If any monthly payment due under this Note is not received by Holder within ten (10) calendar days after its due date, Borrower shall pay to Holder a “Late Charge” equal to five percent (5.000%) of the total amount of each such past-due monthly payment.

(B)	Defaults and Remedies

(1)          Events of Default. Each of the following shall constitute an event of default under this Note (an “Event of Default”):

(i)

Covenants. A default by Borrower in the performance of any term, obligation, covenant or condition contained in this Note, the Security Instruments, as hereinafter defined, or any other agreement or document that relates in any manner to the loan evidenced by this Note that is executed by Borrower (including any Guarantor, Surety or Endorser of this Note) and/or any other natural persons or entities associated therewith (collectively, the “Loan Documents”); and

(ii)

Payments. Failure of Borrower to make timely payment of any amounts due under the Loan Documents, it being expressly understood that time is of the essence under the Loan Documents with respect to Borrower’s payments required thereunder.

(2)          Remedies. Upon the occurrence of an Event of Default, in addition to all other rights and remedies available to Holder under the Loan Documents and applicable law (and in equity), Holder shall particularly have the following rights and remedies:

(i)

Acceleration. Holder, in its sole discretion and without notice or demand, may declare the entire Principal balance outstanding under this Note, plus accrued interest hereunder and all other amounts owed, immediately due and payable, and reference is hereby made to the Loan Documents for further and additional rights on the part of Holder to declare the entire Principal balance outstanding under this Note, plus accrued interest and all other amounts owed, immediately due and payable; and

(ii)

Default Interest Rate. Holder, in its sole discretion and without notice or demand, may raise the rate of interest accruing on the Principal balance outstanding under this Note to the lesser of (a) the rate of interest set forth in Section 2 of this Note, or (b) the maximum rate of interest that Holder may charge under applicable law, independent of whether Holder elects to accelerate the Principal balance outstanding under this Note.

(C)	No Waiver by Holder

Even if, at a time when Borrower is in default, Holder does not require Borrower to pay immediately in full or does not charge the default interest rate, as described above, Holder will still have the right to do so if Borrower is in default at a later time.

6.	OBLIGATIONS OF PERSONS AND/OR ENTITIES UNDER THIS NOTE

If more than one natural person and/or entity signs this Note, each is fully and individually obligated to keep all of the promises made in this Note, including, without limitation, the promise to pay the full amount owed; such parties being jointly and severally liable under this Note. Any person and/or entity who, under this Note or by virtue of executing an associated guaranty, surety or endorsement of this Note, thereby respectively becoming a “Guarantor,” “Surety” and/or “Endorser” of this Note, is also obligated to do these things, as such terms shall be interchangeable with Borrower as used herein. Any person and/or entity who takes over these obligations, including the obligations of Borrower, and/or any Guarantor, Surety or Endorser, is also obligated to keep all of the promises made in respect of this Note. Holder may enforce its rights under this Note against each such natural person and/or legal entity individually or against all such parties together. This means that any one of such parties may be required to pay all of the amounts owed under this Note, whether a natural person or legal entity.

7.	GIVING OF NOTICES

(A)	Notice to Borrower

Unless applicable law requires a different method, any notice that must or may be given to Borrower under this Note will be given to GLOBAL DIGITAL HOLDINGS, INC., Attn: Cathy Holbrook at 2146 Roswell Road, Suite 108-851, Marietta, GA 30062, or at a different address if Borrower gives Holder written notice of a different address in accordance with this Section 7.

(B)	Notice to Holder

Unless applicable law requires a different method, any notice that must or may be given to Holder under this Note will be given to Holder TRAILHEAD GROWTH, LP, Attn: Todd Jones at 108 West 13th Street, New Castle, DE 19801, or at a different address if Holder gives Borrower written notice of a different address in accordance with this Section 7.

8.	GOVERNING LAW AND LOAN CHARGES

This Note shall be governed by and construed in accordance with the applicable laws of the State of Georgia, without regard to its conflict of laws principles. If a law, which applies to this Note and which sets maximum loan charges and/or fees, is finally interpreted so that the interest or other loan charges and/or fees collected or to be collected in connection with this Note exceed the permitted limits, then: (a) any such loan charge and/or fee shall be reduced by the amount necessary to reduce such charges and/or fees to the permitted limit; and (b) any sums already collected from Borrower that exceeded permitted limits will be refunded to Borrower. Holder may choose to make such refund by reducing the Principal Borrower owes under this Note or by making a direct payment to Borrower. If a refund reduces Principal, the reduction will be treated as a partial Prepayment per Section 4 of this Note.

9.	WAIVERS

Borrower and any other natural person and/or entity that has obligations under this Note waive the rights of Presentment and Notice of Dishonor. “Presentment” means the right to require Holder to demand payment of amounts due. “Notice of Dishonor” means the right to require Holder to give notice to other persons and/or entities that amounts due have not been paid.

10.	SECURED NOTE

This Note is a secured instrument. In addition to the protections given to Holder under this Note, one or more of a security deed, deed to secure debt, deed of trust, mortgage, guaranty agreement, loan agreement, security agreement, collateralization agreement, pledge agreement, hypothecation agreement and/or similar security instrument (collectively, the “Security Instruments”), executed in favor of Holder, protects Holder from possible losses that might result if Borrower does not keep the promises made in the Loan Documents. Further, this Note is intended to amend, restate and supplant in the entirety that certain Collateralized Line of Credit, dated effective as of September 15, 2023 and having a loan number of 23091501, made by Borrower in favor of Holder.

IN WITNESS WHEREOF, Borrower has signed, sealed and delivered this Note as of the Effective Date first set forth above.

Borrower:

GLOBAL DIGITAL HOLDINGS, INC.

By:	/s/ Robert C. Bissell	[Seal]
Robert C. Bissell, Director & C.E.O.